Exhibit 99.(d)(xii)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 1st day of February, 2024 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Trust I (the “Trust”) with respect to Lord Abbett Diversification Shares: Core Completion Fund, Lord Abbett Diversification Shares: Core Plus Completion Fund, Lord Abbett Diversification Shares: Enhanced Municipal Yield Completion Fund and Lord Abbett Diversification Shares: Short Duration Completion Fund (each, a “Fund” and collectively, the “Funds”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Shares of the Funds are available only to separately managed account clients where Lord Abbett has an agreement with the separately managed account program sponsor, or directly with the client, to provide advisory and administrative and other similar services for compensation.

2.	With respect to each Fund, Lord Abbett agrees to waive its compensation (if any is provided for) under the Management Agreement and the Amended and Restated Administrative Services Agreement, each as between Lord Abbett and the Trust with respect to the Funds, and, to the extent necessary, to bear and/or reimburse the expenses of the Funds including organizational and offering expenses, but excluding acquired fund fees and expenses, brokerage fees and commissions and other portfolio transaction expenses, investment-related expenses including, but not limited to costs of borrowing money and other leveraging methods, interest-related expenses, taxes, governmental fees, expenses related to litigation and potential litigation, and extraordinary expenses.

3.	This Agreement will become effective as of the Funds’ commencement of operations and shall continue in effect for so long as Lord Abbett serves as the investment adviser to the Funds pursuant to the Management Agreement between Lord Abbett and the Trust, with respect to the Funds.

4.	This Agreement may be terminated only by the Board of Trustees of the Trust upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT TRUST I

By:	/s/Randolph A. Stuzin
Randolph Stuzin
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/Randolph A. Stuzin
Randolph Stuzin
Member and Chief Legal Officer
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